EX-99.T3C-2

EXHIBIT A
GLOBAL NOTE
7% Notes due 2021
$    .00     New York, New York
As of_______, 2018

This Note (this “Note”) is a Global Note, as such term is defined in that certain Indenture dated as of _____________, 2018 (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Indenture”), between IMH Financial Corporation, a Delaware corporation, having an address at 7001 N. Scottsdale Road, #2050, Scottsdale, AZ 85253 (“Maker”) and U.S. Bank National Association, acting in its capacity as trustee (or its successor under the Indenture, “Indenture Trustee”).
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to above unless otherwise indicated.
FOR VALUE RECEIVED, Maker promises to pay to U.S. Bank National Association, having an address at 101 N. First Avenue, Suite 1600, Phoenix, Arizona 85003, acting in its capacity as Custodian for the Noteholders (as such terms are defined in the Indenture) (“Payee”), at said office, or at such place in the United States of America as may be designated from time to time in writing by Payee, the principal sum of ($__.00) in lawful money of the United States of America (the “Principal Balance”), issued under and pursuant to the Indenture, with interest thereon at the Interest Rate (as hereinafter defined in paragraph (ii) below) from and including the date of this Note to, but not including, the date this Note is paid in full, calculated in the manner hereinafter set forth, as follows:
(i)interest on the Principal Balance, less prior payments of principal expressly permitted hereunder, at the Interest Rate shall be due and payable, in arrears, in immediately available funds on ____________, 2019, and on the first Business Day (hereinafter defined) of each January, April, July, and October during the term of this Note (each such date, a “Quarterly Payment Date”); and
(ii)the entire unpaid portion of the Principal Balance, together with all interest accrued and unpaid thereon at the Interest Rate and all other sums due under this Note, shall be due and payable in immediately available funds on the earlier to occur of (x) _____________, 2021 or (y) the date upon which Maker consummates an initial public offering generating proceeds net of underwriting commissions and discounts in an amount not less than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (the earlier of the foregoing (x) and (y), the “Stated Maturity Date”). Maker will provide written notice to the Indenture Trustee prior to any such Stated Maturity Date in accordance with the Indenture. The term “Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of New York. All interest on the Principal Balance shall be calculated in the manner hereinafter set forth from and including the date of this Note to, but not including, the date this Note is paid in full. The entire unpaid Principal Balance shall bear interest at the Interest Rate. The term “Interest Rate” shall mean a rate per annum equal to seven percent (7%). The Interest Rate shall be calculated on the basis of the actual number of days elapsed over a 360 day calendar year. Interest that accrues on the Principal Balance at the Interest Rate is herein referred to as “Interest.”
1.    Subject to Section 3, as applicable, on the Stated Maturity Date, Maker shall pay to Payee the unpaid Principal Balance, all unpaid Interest and any and all other amounts of any nature that may or shall then be due and payable by Maker to Payee pursuant to the provisions of this Note.
2.    Notwithstanding anything to the contrary contained herein or in the Indenture, Payee agrees, and each Noteholder by accepting a Note agrees, that the payment of all Obligations owing in respect of this Note is subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment in full of all existing and future Senior Indebtedness of Maker and that the subordination is for the benefit of and enforceable by the holders of such Senior Obligations. The Notes shall in all respects rank pari passu in right of payment with the 2014 Notes, and will be senior in right of payment to all existing and future Subordinated Indebtedness.
“Senior Indebtedness” means all Indebtedness of Maker, including interest thereon and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of this Note or thereafter incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of Maker; provided, however, that Senior Indebtedness shall not include, as applicable:
(1)    any obligation of Maker to any Subsidiary of Maker,
(2)    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),
(3)    any Indebtedness or obligation of Maker that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of Maker including any Pari Passu Indebtedness,
(4)    any obligations with respect to any Capital Stock, or
(5)    any Indebtedness Incurred in violation of the Indenture.
“Pari Passu Indebtedness” means the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes, including, but not limited to, the notes issued under the

Indenture by and between Maker, as issuer, and U.S. Bank National Association, as trustee, dated as of April 28, 2014, pursuant to which Maker issued its 4% Notes (the “2014 Notes”).
“Subordinated Indebtedness” means any Indebtedness of Maker which is by its terms subordinated in right of payment to the Notes.
“Indebtedness” shall mean, without duplication: (i) all indebtedness of Maker for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which Maker or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which Maker would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by Maker as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by Maker, directly or indirectly, (v) all obligations under leases that constitute capital leases for which Maker is liable, and (vi) all obligations of Maker under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which Maker is liable or its assets are liable, whether Maker (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Maker otherwise assures a creditor against loss.
Unless otherwise provided in or with respect to any Senior Indebtedness, the Indebtedness represented by this Note may not be paid (a) in any liquidation, dissolution or similar proceeding until the Senior Indebtedness is paid in full or (b) if and for so long as any such Senior Indebtedness is in default and the maturity of such Senior Indebtedness has been accelerated and thereafter until the payment of such Indebtedness in full or cure or waiver of any such default. Maker will advise the Indenture Trustee in writing at any time that the provisions of any Senior Indebtedness restrict any payments in respect of this Note.
3.    So long as the Senior Indebtedness have been paid in full, and no default shall have occurred and be continuing under any then existing Senior Indebtedness, except as consented to by the holder of such Senior Indebtedness, Maker may elect to repay the unpaid Principal Balance of this Note at any time in whole or in part (an “Optional Prepayment”); provided, however, that if Maker shall so elect to make an Optional Prepayment, then Maker shall deliver to Indenture Trustee, not less than five (5) Business Days’ prior written irrevocable notice specifying the date of such Optional Prepayment (each such day, a “Prepayment Date”). On or prior to the Prepayment Date, Maker shall pay (i) the unpaid Principal Balance or portion thereof and an amount equal to the sum of: (ii) all accrued and unpaid Interest thereon to the Prepayment Date, and (iii) all other sums of any nature then payable pursuant to the provisions of this Note with respect thereto (items (i), (ii) and (iii) are collectively referred to herein as the “Prepayment Amount”). Any notice of Optional Prepayment shall be accompanied by an officer’s certificate of Maker, certifying that the existing Senior Indebtedness have been paid in full and that no default shall have occurred and be continuing under any then existing Senior Indebtedness or Pari Passu Indebtedness, unless otherwise consented to by the holder of such Senior Indebtedness and/or Pari Passu Indebtedness, as applicable. If Maker delivers a notice of Optional Prepayment in accordance with this paragraph, the Prepayment Amount shall be due and payable on the Prepayment Date, and any failure by Maker to effect such prepayment on the date specified in any such irrevocable notice shall, for all purposes, constitute a Default (hereinafter defined in Section 4 below). Maker shall pay to Payee contemporaneously with, and as a condition precedent to Payee being obligated to accept, any such prepayment of the Principal Balance, the full Prepayment Amount. The Prepayment Amount to be paid pursuant to this Section 3 shall be paid to the Indenture Trustee in Federal funds or other immediately available funds. If an Optional Prepayment is effected subsequent to 2 p.m., New York City time, such prepayment shall be deemed to have been made on the next occurring Business Day, in which case Payee shall be entitled to receive interest on the Principal Balance at the Interest Rate for each day to, but not including, such next occurring Business Day. Payee shall in no event or under any circumstances be obligated to accept any prepayment of the Principal Balance unless it is accompanied by the full Prepayment Amount.
4.    The entire unpaid Principal Balance, together with all accrued and unpaid interest thereon, plus all other sums of any nature then payable pursuant to the provisions of this Note with respect thereto, may be declared due and payable at any time upon the occurrence of a Default in accordance with and subject to the Indenture. The term “Default” shall mean:
(a)    the failure to pay Interest on any Quarterly Payment Date; provided, that, Indenture Trustee shall deliver to Maker written notice of Maker’s failure to make such payment, and Maker shall not be in Default hereunder if Maker cures such payment default on or before the immediately following Quarterly Payment Date;
(b)    subject to satisfaction of the conditions precedent in Section 3, the failure to pay the Prepayment Amount when due;
(c)    failure to pay the entire unpaid portion of the Principal Balance together with all interest accrued and unpaid thereon at the Interest Rate and all other sums due under this Note on the Stated Maturity Date;
(d)    if a receiver, liquidator, or trustee shall be appointed for Maker or if Maker shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization, or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Maker, or if any proceeding for the dissolution or liquidation of Maker shall be instituted; provided, however, if such appointment, adjudication, petition, or proceeding was involuntary and not consented to by Maker, upon the same not being discharged, stayed, or dismissed within one hundred twenty (120) days following its filing;
(e)    if Maker shall make an assignment for the benefit of creditors; or
(f)    if Maker attempts to assign its obligations under this Note in contravention of the terms hereof.
5.    Subject to the provisions of this Section 5 hereinafter set forth, if any installment of Interest payable under this Note remains unpaid for two consecutive Quarterly Payment Dates, upon the payment in full of such amount by Maker, Maker shall pay to Payee a one-time additional amount equal to five percent (5%) of such unpaid installment or sum as a late payment charge. Payment of late payment charges pursuant to this Section 5 or of interest at the Default Rate (as defined below) shall under no circumstance be deemed a substitute for timely payment in full of all principal, interest, and other sums that may or shall become payable under this Note hereunder or be deemed to cure any default by Maker unless in each case such payment also includes all other amounts otherwise then overdue. No acceptance by Payee of any payment in respect of a late payment charge or interest at the Default Rate (hereinafter defined) shall in any event be deemed a waiver by Indenture Trustee or Payee of any of the rights and remedies available to Indenture Trustee and/or Payee at law or in equity upon a Default under this Note. The term “Default Rate” shall mean a rate per annum equal to two percent (2%) plus the Interest Rate. The Default Rate shall be calculated on the basis of the actual number of days elapsed over a 360 day calendar year.
6.    In addition to any late payment charge that may be due under this Note, if there is a Default hereunder, or if the Principal Balance is not paid in full on the Stated Maturity Date, Maker shall thereafter pay interest on the then entire outstanding Principal Balance (inclusive of any outstanding late payment charges due pursuant to Section 5 above) from the date of such Default or the Stated Maturity Date, as the case may be, until the date the Principal Balance plus all late payment changes is paid in full, at the Default Rate.
7.    Maker hereby waives presentment and demand for payment, notice of dishonor, protest, and notice of protest of this Note. If any payment under this Note is not made when due, Maker agrees to pay to the Indenture Trustee all reasonable, documented, out-of-pocket costs of collection when incurred, including reasonable attorneys’ fees of Indenture Trustee (which costs shall be added to the amount due under this Note and shall be receivable therewith). Maker agrees to perform and comply with each of the terms, covenants, and provisions contained in this Note and the Indenture on the part of Maker to be observed or performed. No extension of time for payment of this Note, or any installment hereof, and no alteration, amendment, or waiver of any provision of this Note or the Indenture made by agreement between Payee and any other person or party shall release, discharge, modify, change, or affect the liability of Maker under this Note or the Indenture except as otherwise provided herein.
8.    This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Principal Balance at a rate that could subject Payee to either civil or criminal liability as a result of being in excess of the maximum rate that Maker is permitted by law to contract or agree to pay. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the Principal Balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance.
9.    If Maker consists of more than one person, party, or entity, the obligations and liabilities of each such person, party, or entity under this Note shall constitute their joint and several obligations.

10.    The terms of this Note shall be governed by and construed under the laws of the State of New York without regard to principles of conflict of laws.
11.    This Note may only be modified, amended, changed, or terminated by an agreement in writing signed by Indenture Trustee and Maker, and subject to the Indenture. No waiver of any term, covenant, or provision of this Note shall be effective unless given in writing by Indenture Trustee in accordance with the Indenture, and if so given by Indenture Trustee shall only be effective for the specific instance in which given.
12.    Maker acknowledges that this Note and Maker’s obligations under this Note are, and shall at all times continue to be, absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever that might otherwise constitute a defense to this Note and the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder or otherwise with respect to the Note, except as enforceability may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Maker absolutely, unconditionally, and irrevocably waives any and all right to assert any defense, setoff, counterclaim, or crossclaim of any nature whatsoever with respect to this Note or the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder or otherwise with respect to the Note in any action, case or proceeding brought by any of Indenture Trustee to collect the Principal Balance, or any portion thereof. Maker acknowledges that no oral or other agreements, understandings, representations, or warranties exist with respect to this Note or with respect to the obligations of Maker under this Note, except those specifically set forth in this Note and the Indenture, and that this Note and the Indenture set forth the entire agreement and understanding of Indenture Trustee and Maker.
13.    No delay in exercising any right or remedy under this Note or the Indenture or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker to take further action without further notice or demand as provided in this Note and the Indenture.
14.    If Maker does not maintain a place of business in New York City, Maker shall appoint an agent for service of process (or notice of motion or other application to any court) in New York City and will give prompt notice to Indenture Trustee of the name and address of any such agent appointed by Maker. Maker further agrees that the failure of Maker’s agent for service of process to give Maker notice of any service of process will not impair or affect the validity of such service or of any judgment based thereon. If, despite the foregoing, there is for any reason no agent for service of process on Maker available to be served and if at that time Maker has no place of business in New York City, then Maker irrevocably consents to service of process (or notice of motion or other application to any court) at the last known address of Maker, whether such address be within or without the jurisdiction of any such court. Maker agrees to submit to personal jurisdiction in the State of New York in any action, case, or proceeding arising out of this Note or the Indenture and, in furtherance of such agreement, Maker hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over Maker in any such action, case, or proceeding may be obtained within or without the jurisdiction of any court located in New York by service of process in the manner described above. Maker also agrees that the venue of any litigation arising in connection with the Principal Balance or in respect of any of the obligations of Maker under this Note or the Indenture shall, to the extent permitted by law, be in New York County.
15.    Maker (and the undersigned representative(s) of Maker, if any) represent that Maker has full power, authority, and legal right to execute and deliver this Note and that this Note constitutes the valid and binding obligations of Maker, except as enforceability may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
16.    MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND INDENTURE TRUSTEE BY ITS ACCEPTANCE OF THIS NOTE IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CASE, PROCEEDING, SUIT, OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS NOTE OR THE INDENTURE.
17.    Whenever used, the singular number shall include the plural, the plural the singular, and the words “Indenture Trustee” and “Maker” shall include their respective successors and assigns, provided, however, that Maker shall in no event or under any circumstance have the right without obtaining the prior written consent of Indenture Trustee in its discretion to assign or transfer Maker’s obligations under this Note or the Indenture, in whole or in part, to any other person, party, or entity.
18.    Wherever, pursuant to this Note, Indenture Trustee exercises any right given to Indenture Trustee to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to Indenture Trustee, the decision of Indenture Trustee to consent or not consent, or to approve or disapprove, or to decide that arrangements or terms are satisfactory or not satisfactory, shall be, subject to the provisions of the Indenture, in the sole and absolute discretion of Indenture Trustee and shall be final and conclusive absent manifest error.
19.    By acceptance of this Note or beneficial interest herein, each Noteholder agrees to the terms and conditions of this Note. All rights, privileges, protections, immunities and benefits given to the Indenture Trustee under the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Indenture Trustee acting under the Indenture and in connection with this Note, including the Indenture Trustee’s compliance with the Noteholders’ foregoing authorizations.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

IMH FINANCIAL CORPORATION, a Delaware corporation By: __________________________________ Name: Lawrence D. Bain Title: Chief Executive Officer

I, Jonathan T. Brohard, Secretary of IMH Financial Corporation, a Delaware corporation, do hereby attest and certify that Lawrence D. Bain is the duly elected, qualified and acting Chief Executive Officer of IMH Financial Corporation and that the signature appearing above is his genuine signature.
IN WITNESS WHEREOF, I have hereunto signed my name.

_____________________________________ Name: Jonathan T. Brohard Title: Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is the Note described in the within-named Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: __________________________________
Authorized Signatory

CLEV1997